OFFICE LEASE


                                 by and between


                          CHOICE HOTELS HOLDINGS, INC.
    a Delaware corporation (to be renamed Choice Hotels International, Inc.)
                                    "Tenant"


                                       and


                    Manor Care, Inc., a Delaware corporation
                                   "Landlord"


                                       at



                      10720, 10750, and 10770 Columbia Pike
                          Silver Spring, Maryland 20901









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                                      INDEX

Title                                                                  Page #

Article I.        Definitions and Certain Basic Provisions                 1
Article II.       Granting Clause                                          2
Article III.      Rental                                                   2
Article IV.       Cafeteria and Fitness Center                             5
Article V.        Acceptance of the Demised Premises                       5
Article VI.       Uses and Care of  Premises                               5
Article VII.      Landlord's Services                                      6
Article VIII.     Alterations                                              8
Article IX.       Landlord's Right of Access and Use                       8
Article X.        Signs                                                    9
Article XI.       Utilities                                                9
Article XII.      Indemnity, Public Liability Insurance and
                           Fire and Extended Coverage Insurance            9
Article XIII.     Tenant's Insurance                                      10
Article XIV.      Non-Liability for Certain Damages                       10
Article XV.       Damage by Casualty                                      11
Article XVI.      Eminent Domain                                          11
Article XVII.     Assignment and Subletting                               11
Article XVIII.    Default by Tenant and Remedies                          12
Article XIX.      Holding Over                                            14
Article XX.       Subordination and Attornment                            14
Article XXI       Estoppel Certificate                                    15
Article XXII.     Notices                                                 15
Article XXIII.      Brokers                                               15
Article XXIV.       Approval and Changes Required by Lender               15
Article XXV.        Parking                                               16
Article XXVI.       Waiver of Trial by Jury                               16
Article XXVII.      Furnishing of Financial Statements                    16
Article XXVIII.     Occupational and Environmental Compliance             16
Article XXIX.       Miscellaneous                                         19
Article XXX.        Attachments                                           19
Article XXXI      Commercially Reasonable Terms
                           and Conditions                                 19

                                  OFFICE LEASE



This Lease is entered into this ____ day of ______________ 1996, by and between Manor Care, Inc. a Delaware corporation ("Landlord") and Choice Hotels Holdings, Inc., a Delaware corporation (to be renamed Choice Hotels International, Inc.) ("Tenant").

                                    RECITALS:

         A. Landlord is implementing a restructuring of itself in which, among other things, it will distribute to its shareholders all of the common stock of Tenant, pursuant to a Distribution Agreement dated as of ____________________, 1996, between
                  Landlord and Tenant (the "Distribution Agreement") as a result of which Landlord and Tenant will become separate publicly traded corporations.

         B. Landlord and Tenant occupy space together in an office complex in Silver Spring, Maryland, owned by Landlord, and desire to provide in this Lease for the continuing occupancy by Tenant, after said stock distribution, of premises in said office complex.

         C. Landlord and Tenant each have determined that the rental and other terms and conditions of this Lease are commercially reasonable, based upon market conditions in the Silver Spring, Maryland area.

         Article I.   Definitions and Certain Basic Provisions.

         1.1

             (a) "Landlord":           Manor Care, Inc,
                                       a Delaware corporation

             (b) "Landlord's Address": 11555 Darnestown Road
                                       Gaithersburg, Maryland  20878-3200
                                       Attn.:  General Counsel
                                       (Re:  Real Estate)

             (c) "Tenant":           Choice Hotels Holdings, Inc., a
                                     Delaware corporation (to be renamed Choice
                                     Hotels International, Inc.)

             (d) "Tenant's  Address":   10750 Columbia Pike
                                        Silver Spring, Maryland 20910
                                        Attn.: General Counsel
                                       (Re: Real Estate)

                  (e) "Complex" shall refer to the complex of three office buildings on the western side of Columbia Pike, Silver Spring, Montgomery County, Maryland, known as 10720 Columbia Pike (hereinafter the "10720 Building"), 10750 Columbia Pike (hereinafter the "10750 Building"), and 10770 Columbia Pike (hereinafter the ("10770 Building"). A plan of the Complex is attached hereto as Exhibit A.

                  (f) "Demised Premises": (i) approximately 87,969 rentable square feet of office space, consisting of 13,895 rentable square feet on the first and second floors of the 10720 Building and the entire 10750 Building with 74,074 rentable square feet. The Demised Premises are more particularly shown in the plan attached hereto as Exhibit B. If Tenant desires to add to the Demised Premises any vacant space in the 10720 Building, Tenant shall notify Landlord and such space shall be added to the Demised Premises unless (i) Landlord requires such space or any part thereof for Landlord's own use, or (ii) Landlord has committed to lease such space or any portion thereof to a tenant unrelated to Landlord.


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          (g) "Lease Term": The period of time commencing from the Commencement
Date, as defined below, and terminating thirty (30) months after such Commencement Date, unless such termination date is other than the last day of a calendar month, in which event this Lease shall terminate on the last day of the calendar month in which such date falls. Landlord shall give Tenant prior written notice of the proposed sale of the Complex or any building therein. Either party may elect to terminate this Lease effective as of the date of such sale by written notice given to the other party within thirty (30) days after Tenant's receipt of such notice of sale.

                  [GRAPHIC OMITTED]

          (h) "Lease Year": In the case of the first Lease Year, that period from the Commencement Date to May 31, 1997. Thereafter, "Lease Year" shall mean each successive twelve (12) month period from June 1 to May 31 following the expiration of the first Lease Year, except that the last Lease Year shall be the period from June 1 to the termination date of this Lease.

          (i) "Commencement Date": the Distribution Date under the Distribution Agreement. If the Commencement Date does not occur prior to May 31, 1997, either Landlord or Tenant may terminate this Lease by written notice to the other party.

          (j) "Annual Base Rent": See Section 3.1

          (k) "Permitted Use": General Office Use. Warehouse and storage use shall be permitted in the Warehouse Building.


Article II.  Granting Clause.

         2.1. In consideration of the obligation of Tenant to pay rent and other charges as provided in this Lease and in consideration of the other included terms, covenants and conditions, Landlord Demises and Leases to Tenant, and Tenant Leases from Landlord, the Demised Premises as described in Article I,
Section 1.1(f) TO HAVE AND TO HOLD said premises for the Lease Term specified in
Article I, Section 1.1(g), all upon the terms and conditions set forth in this Lease. Landlord expressly reserves the right to name or change the name of the Complex or any building therein without notice to the Tenant.

Article III. Rental

         3.1 Base Rent. Tenant shall pay to Landlord monthly rental installments in an amount equal to 1/12th of the Annual Base Rent (as hereinafter defined) in advance, without demand, deduction, counterclaim or offset, and without relief from valuation and appraisement laws or any other deduction for any reason whatsoever, on or before the first day of each and every calendar month during the term of this Lease; provided, however, that if the Commencement Date shall be on a day other than the first day of the calendar month or the expiration date shall be a day other than the last day of the calendar month, the monthly rental installment for such first or last fractional month shall be prorated on the basis of the number of days during the month this Lease was in effect in relation to the total number of days in such month.

         Annual Base Rent for each Lease Year shall be calculated in accordance with the following formula:

         Annual Base Rent =
(1- Manor Care Occupancy
          Percentage)        x  (Operating Expenses - Third Party Rental Income)

Capitalized terms used in said formula shall have the meanings given to them in
Section 3.2 below.

         At Landlord's sole discretion, at any time and from time to time during the term of this Lease upon written notice to Tenant, Landlord may elect that instead of using the aforesaid formula to calculate Annual Base Rent, Annual Base Rent shall be the number of square feet of space in the Demised Premises times the "Alternate Rent" as hereinafter defined. The Alternate Rent shall be the annual fair market rental value per square foot for the Demised Premises in their "as is" condition for the remaining Lease Term, as reasonably determined by Landlord based on quoted rental rates at comparable office buildings in the Silver Spring, Maryland area. Should Landlord so elect, the parties will enter into an amendment to this Lease establishing the new Annual Base Rent and providing that

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Tenant shall pay its pro rata share (based on the ratio of the number of square feet in the Demised Premises to the number of square feet in the Complex) of increases in real estate taxes and operating expenses over a base year, with the terms "real estate taxes", "operating expenses" and "base year" being defined consistent with the definitions of such terms in leases of space in the Complex to tenants unrelated to Landlord.


          3.2 Definitions. For the purpose of this Lease, the following definitions shall apply:

                  (a) "Manor Care Occupancy Percentage" shall mean the ratio of
(i) the number of rentable square feet in the Complex occupied by Manor Care, Inc., a Delaware corporation, or any person or entity which directly or indirectly controls, is controlled by, or is under common control with, Manor Care, Inc., as of the commencement of the Lease Year in question; to (ii) the total number of rentable square feet in the Complex, as the Complex may be altered or enlarged in Landlord's discretion from time to time. The parties agree that as of the Commencement Date the total number of rentable square feet in the Complex is 226,010, consisting of 66,855 square feet in the 10720 Building, 74,074 square feet in the 10750 Building, and 85,081 square feet in the 10770 Building. For the purposes of the preceding sentence (and also for purposes of Section 3.2(c) and 17.1 of this Lease), in order for an entity to control another, it must have voting control of and own greater than fifty percent (50%) of every class of stock entitled to vote and/or other voting equity interest of the other entity, in the case that the other entity is a corporation; it must own greater than fifty percent (50%) of the partnership interests in the assets, liabilities, income, loss and distributions of the other entity, in the case that the other entity is a partnership; it must be the sole beneficiary of the other entity, in the case that the other entity is a trust. The parties further agree that as of the Commencement Date, Manor Care, Inc. occupies 69,750 rentable square feet in the Complex.

                  (b) "Operating Expenses" shall mean any and all expenses incurred by Landlord in connection with the servicing, operation, maintenance and repair of the Complex and related appurtenances, including, but not limited to: (1) wages and salaries of all employees engaged in operation, maintenance, or security of the Complex including taxes, insurance and benefits relating thereto; (2) all supplies and materials used in operation, maintenance or security of the Complex; (3) cost of all maintenance and service agreements for the Complex and the equipment therein, including but not limited to security and energy management services, window cleaning and elevator maintenance; (4) cost of all insurance relating to the Complex including the cost of casualty and liability insurance applicable to the Complex and Landlord's personal property used in connection therewith; (5) cost of repairs and general maintenance, whether structural or non-structural, but excluding repairs and general maintenance paid with proceeds of insurance or by Tenant or third parties; (6) a management fee for the manager of the Complex, who may be Landlord or an affiliate of Landlord; (7) the cost of any additional services provided to the Complex by or on behalf of the Landlord in the prudent management of the Complex; (8) the cost of any capital improvements or alterations made to the Complex after the Commencement Date (and the entire cost of such capital improvements shall be included in Operating Expenses in the Lease Year in which such cost was paid or incurred); (9) leasing commissions, free rent, lease takeover obligations and other inducements, costs, disbursements and expenses incurred in connection with leasing space at the Complex; (10) costs incurred in constructing, improving, renovating or decorating rented space or space for tenants; (11) costs of environmental inspection, testing or cleanup; (12) payments of principal, interest, and other costs relating to indebtedness secured by mortgages or deeds of trust against the Complex or any portion thereof; (13) costs incurred in leasing equipment, including air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature; (14) depreciation and amortization of the buildings and improvements in the Complex, in accordance with generally accepted accounting principles (15) security services; (16) trash collection; (17) janitorial and cleaning services;
(18) all charges of utility companies or governmental entities for electricity, water, sewer, gas or other utilities (excluding telephone) supplied to the Complex; (19) taxes, assessments and governmental charges of any kind and nature whatsoever (hereinafter collectively referred to as "Taxes") levied or assigned against the Complex or any part thereof, and all expenses incurred by Landlord in attempting to protest, reduce or minimize Taxes; (20) ground rents, and payments under any financing leases of the Complex or any portion thereof; (21) any operating loss resulting from Landlord's operation of a cafeteria or fitness center in the Complex; (22) costs of the "employee store" and other services provided by the "Employee Service Center"at the Complex; and (23) costs of mailroom/shipping and receiving services provided by Landlord.


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                  (c) "Third Party Rental Income" shall mean all rental income actually received by Landlord from tenants or occupants (excluding Tenant) of space in the Complex during the Lease Year in question, other than any person or entity which controls, is controlled by, or is under common control with, Manor Care, Inc.

         3.3 As part of the rental arrangements between Landlord and Tenant, Tenant has specifically reviewed, approved, and agreed to pay as herein provided, each and every item in the foregoing definition of Operating Expenses.

         3.4      PAYMENT OBLIGATION:

                  (a) Annual Base Rent shall be paid by Tenant to Landlord in advance, in equal monthly installments, in an estimated amount reasonably determined by Landlord prior to the commencement of the first Lease Year and each subsequent Lease Year . (Landlord may revise its estimate at any time during a Lease Year). Within a reasonable time following the end of each Lease Year, Landlord shall submit to Tenant a statement which shall include a comparison of (i) the Annual Base Rent therefore paid by Tenant for the Lease Year in question on the basis of Landlord's estimate, and (ii) Tenant's actual obligation for Annual Base Rent for the Lease Year in question as determined by Landlord. Any excess paid by Tenant, as disclosed by such comparison, shall be credited against Tenant's next due installment(s) of Annual Base Rent, and any additional sums disclosed by such comparison as being due to Landlord by Tenant shall be paid to Landlord within thirty (30) days following delivery to Tenant of such statement (including any statement delivered after the expiration or termination of the Term). However, for the Lease Year during which the term of this Lease ends, any excess paid by Tenant to Landlord and due to Tenant shall be promptly refunded to Tenant.

                  (b) Tenant or its accountants shall have the right to inspect, at reasonable times and in a reasonable manner and at the Landlord's offices or such other place designated by Landlord, during the thirty (30) day period following the delivery of Landlord's statement of the actual amount of Tenant's Annual Base Rent for a particular Lease Year, such of Landlord's books of account and records as pertain to and contain information concerning the Operating Expenses, the Manor Care Occupancy Percentage and Third Party Rental Income in order to verify the amounts thereof. In the event Tenant elects not to inspect Landlord's books of account and records during said thirty (30) day period, such election or failure to inspect shall constitute Tenant's unconditional waiver of any and all rights to inspect Landlord's books of account and records for the subject period and Tenant shall be forever [GRAPHIC OMITTED]estopped from challenging or questioning the amount of its Annual Base Rent for said period. In the event of any disagreement or dispute between Tenant and Landlord concerning Landlord's statement, the decision of Landlord's Chief Financial Officer shall be final and unreviewable.

         3.5 Tenant shall be liable for all taxes levied against personal property and trade fixtures placed by Tenant on the Complex. If any such taxes are levied against Landlord or Landlord's property, and if Landlord elects to pay the same or if the assessed value of Landlord's property is increased by inclusion of personal property and trade fixtures placed by Tenant on the property and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord as additional rent hereunder, upon demand, the amount of such taxes paid by Landlord.

         3.6 If at any time during the term of this Lease, the present method of taxation shall be changed so that in lieu of the whole or any part of any taxes, assessments, levies, or charges levied, assessed or imposed on the Complex there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax assessment, levy or charge measured by or based, in whole or in part, upon such rents on the present or any future building or buildings in the Complex, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term "Taxes" for the purposes hereof.

         3.7 Late Charge. In the event Tenant fails to pay to Landlord, when due, any installment of rental or other sum to be paid to Landlord which may become due in this Lease, Landlord will [GRAPHIC OMITTED]incur additional expenses in an amount not readily ascertainable and which has not been elsewhere provided for between Landlord and Tenant. If Tenant should fail to pay to Landlord, when due, any installment of rental or other sum to be paid hereunder, such unpaid amount shall bear interest from

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the due date thereof to the date of payment at an annual rate equal to the lesser of twelve percent (12%) or the highest rate permitted by law. Provision for such late charge shall be in addition to all other rights and remedies available to Landlord within this Lease or at law or in equity and shall not be construed as liquidated damages or limiting Landlord's remedies in any manner.

         3.8 All payments to be made by Tenant to Landlord pursuant to this Lease shall be made by check payable to Landlord, and delivered to Landlord at Landlord's Address or to such other person and place as may be designated by notice in writing from Landlord to Tenant from time to time.

         3.9 Unless otherwise agreed in writing between Landlord and Tenant, no payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of rent stipulated shall be deemed to be other than on account of the above-stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payments as rent be deemed an accord with satisfaction, and Landlord may accept such check for payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

Article IV.  Cafeteria and Fitness Center

         4.1 For as long as Landlord chooses to operate a cafeteria and/or fitness center at the Complex, Tenant's officers and employees shall have the right to use such facilities on a non-exclusive basis in common with Landlord's officers and employees and others entitled thereto, upon payment of the current fees and charges for such use. In Landlord's sole and unreviewable discretion and without notice to Tenant, Landlord may discontinue operation of the cafeteria and/or fitness center at any time.

Article V.  Acceptance of the Demised Premises.

         5.1 The Demised Premises are leased to Tenant in "AS IS" condition. Landlord shall have no obligation to make any improvements or alterations to prepare the Demised Premises for Tenant's use. By taking possession of the Demised Premises, Tenant shall be deemed to have accepted the same and to have acknowledged that the same fully comply with Landlord's covenants and obligations under this Lease. Tenant further agrees that, if requested by Landlord, Tenant will furnish Landlord with a written statement that Tenant has accepted the Demised Premises and that Landlord has fully complied with Landlord's covenants and obligations.

Article VI.  Uses and Care of Premises.

         6.1 The Demised Premises may be used only for the purpose or purposes specified in Article I, Section 1.1(k) above, and for no other purpose or purposes without the prior written consent of Landlord.

         6.2 Tenant shall not use the Demised Premises for any unlawful purposes or acts; shall not commit or permit any waste or damage to the Demised Premises; shall use and maintain the Demised Premises in compliance with (i) all laws, codes, ordinances, rules, regulations and orders (collectively "Laws") of any governmental authority or agency, including, without limitation, those governing zoning, health, safety (including fire safety), and the occupational hazards, pollution and environmental control, and handicapped accessibility (including but not limited to any such laws imposing upon Landlord or Tenant any duty respecting or triggered by any change in use or occupancy or any alteration or improvement of, in or to the Demised Premises, and (ii) all reasonable directions of the Landlord, including the building rules and regulations, attached hereto as Exhibit "C", as may be modified from time to time by Landlord on reasonable notice to Tenant. Tenant shall use his best efforts to cause its agents, employees, customers, invitees, licensees, and concessionaires to comply with the building rules and regulations and with the covenants and agreements of this Section. [GRAPHIC OMITTED]
         6.3 Tenant shall not, without Landlord's prior written consent, keep anything within the Demised Premises for any purpose which increases the insurance premium costs or invalidates any insurance policy carried on the Demised Premises or other part of the property. Tenant shall pay as additional rent, upon demand of Landlord, any such increased premium cost due to Tenant's use or

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occupation of the property. All property kept, stored or maintained within the property by Tenant shall be at Tenant's sole risk.

         6.4 Tenant shall not conduct within the Demised Premises any fire, auction, going out of business, liquidation or bankruptcy sales or operate within Demised Premises a "Wholesale" or "Factory Outlet" store, a cooperative store, a "Second Hand" store, a "Surplus" store or a store commonly refereed to as a "Discount House." Tenant shall not advertise that it sells products or services at "discount," "cut-price" or "cut-rate" prices. Tenant shall not permit any objectionable or unpleasant odors to emanate from the Demised Premises, nor place or permit any radio, television, loud-speaker, or amplifier on the roof or outside of the Demised Premises, or where the same can be seen or heard from outside the Demised Premises, nor place an antenna, awning, or other projection on the exterior of the Demised Premises; nor solicit business or distribute leaflets or other advertising material on the property outside the Demised Premises; nor take any other action which, in the exclusive judgment of Landlord, would constitute a nuisance or would disturb or endanger other tenants of the Building or unreasonably interfere with their use of their respective premises, nor do anything which would tend to injure the reputation of the Building.

         6.5 Tenant shall take good care of the Demised Premises and keep the same free from waste at all times. Tenant shall keep the Demised Premises and sidewalks, service-ways, and loading areas adjacent to the Demised Premises neat, clean and free from dirt, rubbish, insects and pests at all times, and shall store all trash and garbage within the Demised Premises, arranging for the regular pickup of such trash and garbage at Tenant's expense. Tenant will store all trash and garbage within the area designated by Landlord for such trash pickup and removal and only in receptacles of the size, design and color from time to time prescribed by Landlord. Receiving and delivery of goods and merchandise and removal of garbage and trash shall be made only in the manner and areas from time to time prescribed by Landlord. Landlord may, at its sole option, arrange for collection of all trash and garbage and, should Landlord exercise such election, the costs thereof will be part of Operating Expenses. Tenant shall not operate an incinerator or burn trash or garbage within the property.

         6.6 Tenant shall not move any furniture or equipment into or out of the Demised Premises except at such times as Landlord may from time to time designate in writing to all tenants.

[GRAPHIC OMITTED] 6.7 Tenant shall include the address and identity of its business activities in the Demised Premises in all advertisements made by Tenant in which the address and identity of any similar local business activity of Tenant is mentioned.

          6.8 Tenant shall not allow any animals other than seeing eye dogs onto the property whatsoever.

         6.9 Tenant shall procure, at its sole expense, any permits and licenses required for the transaction of business in the Demised Premises and otherwise comply with all applicable laws, ordinances and governmental regulations. Landlord makes no representation or warranty, expressed or implied, with regard to the fitness of the Demised Premises or the property for the Tenant's intended use or for any particular purpose. Tenant shall bear the cost of all alterations or improvements to the property required by any applicable laws, ordinances or governmental regulation based upon Tenant's use of the property.

Article VII.  Landlord's Services.

         7.1 Landlord covenants and agrees that it will provide the following services, the cost of which shall be included in Operating Expenses:

          (a) keep the foundation, the exterior walls and roof of the Demised Premises in good repair;

          (b) provide heat and air conditioning to maintain the Demised Premises at a reasonably comfortable temperature between the hours of 8:00 a.m. and 6:00 p.m., Monday through Friday of each week, and 8:00 a.m. and 1:00 p.m. on Saturday of each week, except holidays recognized by the United States Government. Landlord shall endeavor to provide HVAC during hours other than the hours of full operation of the Building, upon request by Tenant at least twenty-four (24) hours prior to the time Tenant desires such service. Tenant agrees to cooperate fully with Landlord and to abide by all the regulations and requirements which Landlord may reasonably prescribe for the

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proper functioning and protection of the HVAC equipment and to pay the cost of any damage resulting from Tenant's failure to comply with the foregoing provisions;

         (c) provide electricity for lighting purposes and operation of ordinary office equipment, excluding, however, computers other than personal computers, and other equipment requiring heavier than normal office use of electricity. Within fifteen (15) days from the date of this Lease, Tenant shall submit to Landlord its list of office equipment. Within fifteen (15) days from receipt of such list, Landlord shall inform Tenant whether Landlord, in its reasonable discretion, has determined that such equipment satisfies the requirements of this Section 7.1(c).

[GRAPHIC OMITTED] (d) provide janitor services Monday through Friday of each week, except holidays recognized by the United States Government, it being understood and agreed, however, that Landlord shall not be liable in any way for any damage or inconvenience caused by the cessation or interruption of such heating, air conditioning, electricity, elevator, janitor services occasioned by fire, accident, strikes, necessary maintenance, alterations, or repairs, or other causes beyond Landlord's control. It is understood that employees of Landlord are prohibited as such from receiving any packages or other articles delivered to the Building for Tenant and that, should any such employee receive any such packages or articles, he or she in so doing shall be the agent of Tenant and not of Landlord.

         (e) provide hot and cold water and lavatory supplies, it being understood and agreed that hot and cold water shall be furnished by Landlord only at those points of supply provided for general use of other tenants in the Building as well as to Tenant's kitchen;

          (f) provide automatically operated elevator service at all times;

          (g) list the Tenant's trade name on the Building directory located in the entrance lobby.

         7.2 In the event any public utility company supplying energy, water, sewer or other utility, or governmental law, regulation, executive or administrative order requires that Landlord or Tenant reduce or maintain at a certain level the consumption of a utility and such requirement affects the HVAC, light, use of or hours of operation of the premises or Building, Landlord and Tenant shall each adhere to and abide by said laws, regulations or executive orders without any reduction in Rent.

         7.3 Failure by Landlord to any extent to furnish the above described services, or any cessation thereof, shall not render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor give Tenant the right to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof, unless such failure to provide services is a result of the gross negligence of Landlord or Landlord's agents. Should any of the Building equipment or machinery break down, or for any cause cease to function properly, Landlord shall use reasonable diligence to repair the same promptly, and Tenant shall have no claim for an abatement of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom.

         7.4 Landlord shall not be required to make any repairs occasioned by the act or negligence of Tenant, its agents, employees, subtenants, licensees and concessionaires, which repairs shall be made by Tenant. In the event that the Demised Premises should become in need of repairs required to be made by Landlord hereunder, Tenant shall give immediate written notice thereof to Landlord and Landlord shall not be responsible in any way for failure to make such repairs until a reasonable time shall [GRAPHIC OMITTED]have elapsed after delivery of such written notice. Landlord's obligation hereunder is limited to repairs specified in this article only, and Landlord shall have no liability for any damages or injury arising out of any condition or occurrence causing a need for such repairs.

         The cost of such repairs and maintenance shall be included in the Operating Expenses. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the property or in or to any fixtures, appurtenances and equipment therein or thereon.

         7.5 Tenant shall furnish, maintain and replace all Building Non-Standard electric light bulbs, tubes and tube casings.

         7.6 Tenant shall keep the Demised Premises in good clean condition and shall, at its sole cost and expense, make all needed repairs and replacements including replacement of cracked or broken glass, except for repairs and replacements expressly required to be made by Landlord under the provisions of
Article VII, Section 7.1, Article XI, Section 11.1 and Article XV, Section 15.3. If any repairs required to be made by Tenant hereunder are not made within three
(3) days after written notice delivered to Tenant by Landlord, Landlord may, at its discretion, make such repairs without liability to Tenant for any loss or damage which may result to its stock or business by reason of such repairs, and Tenant shall pay to Landlord immediately upon demand as additional rental hereunder the cost of such repairs plus ten percent (10%) of the amount thereof and failure to do so shall constitute an event of default hereunder. At the expiration of this Lease, Tenant shall surrender the Demised Premises in good condition, reasonable wear and tear excepted, and shall surrender all keys for the Demised Premises to Landlord and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Demised Premises.

Article VIII.  Alterations.

         8.1 Tenant shall not make any alterations, additions, or improvements to the Demised Premises without the prior written consent of Landlord, which Landlord may grant or deny in its sole discretion with respect to structural alterations, except for the installation of unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Demised Premises. Landlord shall not unreasonably withhold or delay its consent with respect to non-structural alterations. All alterations, additions, improvements and fixtures, except that any Alterations, fixtures or any other property installed in the Demised Premises at the sole expense of Tenant and which can be removed without causing material damage to the Building, shall remain upon and be surrendered with the Demised Premises and become the property of Landlord at the termination of this Lease, unless Landlord requests their removal in which event Tenant shall remove the same and restore the Demised Premises to their original condition at Tenant's expense. Any linoleum, carpeting or other floor covering which may be cemented or otherwise affixed to the floor of the [GRAPHIC OMITTED]Demised Premises is a permanent fixture and shall become the property of the Landlord without credit or compensation to Tenant.

         8.2 All construction work done by Tenant within the Demised Premises shall be performed in a good and workmanlike manner, in compliance with all governmental requirements, and the requirements of any contract or deed or trust to which the Landlord may be a party and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Building. Tenant agrees to indemnify Landlord and hold it harmless against any loss, liability or damage resulting from such work, and Tenant shall, if requested by Landlord, furnish bond or other security satisfactory to Landlord against any loss, liability or damage.

Article IX.  Landlord's Right of Access and Use.

         9.1 Landlord shall have the right to enter upon the Demised Premises at any reasonable time for the purpose of inspecting the same, or of making repairs to the Demised Premises, or of making repairs, alterations or additions to adjacent premises, or of showing the Demised Premises to prospective purchasers, Tenants or lenders.

         9.2 Landlord may, within one hundred twenty (120) days prior to the expiration of the term, post and maintain notices, free from hindrance or control of Tenant.

          9.3 Use of the roof above the Demised Premises is reserved to Landlord.

         9.4 In addition to the rights specified elsewhere in this Lease, Landlord shall have the following rights regarding the use of the Demised Premises or the property by Tenant, its employees, agents, customers and invitees, each of which may be exercised without notice or liability to Tenant:

         (a) Landlord may install such signs, advertisements or notices or Tenant identification information on or in the Building, on the property or on the directory board or Tenant access doors as it shall deem necessary or proper.

         (b) Landlord shall approve or disapprove, prior to installation, all types of drapes, shades and other window coverings used in the Demised Premises, and may control all internal lighting and signage that may be visible from outside the Demised Premises.

         (c) Landlord may grant to any person the exclusive right to conduct business or render any service in the Building, provided that such exclusive right shall not operate to limit Tenant from using the Demised Premises for the use permitted in Article I, Section 1.1(k).

          (d) Landlord may control the use of the property in such manner as it deems necessary or proper, including by way of illustration and not limitation: requiring all persons entering [GRAPHIC OMITTED]or leaving any Building in the Complex to identify themselves and their business in the Building to a security guard; excluding or expelling any peddler, solicitor or loud or unruly person from the Building; closing or limiting access to the Building or any part thereof, including entrances, corridors, doors and elevators, during times of emergency, repairs or after regular business hours.

Article X.  Signs.

         10.1 All signs, decorations and advertising media shall conform in all respects to the sign criteria established by Landlord for the Complex from time to time in the exercise of its sole discretion, and shall be subject to the prior written approval of Landlord as to construction, method of attachment, size, shape, height, lighting, color, location and general appearance. All signs shall be kept in good condition and in proper operating order at all times. Other than Building directory signage and front entrance signage to the Demised Premises, and Tenant's signage at the Complex existing as of the Commencement Date, no other signs, advertisements or notices shall be painted, affixed or displayed: (I) within the Demised Premises which are visible from outside of the Demised Premises, (ii) outside of the Demised Premises, (iii) in, about or outside of the Building, or (iv) on the land associated with Building.

Article XI.   Utilities.

         11.1 Landlord agrees to cause to be provided and maintained the necessary mains, conduits and other facilities necessary to supply water, electricity, gas (if available), telephone service and sewerage service to the Demised Premises, and the charges therefor shall be included in Operating Expenses (except telephone service, which shall be paid directly by Tenant).

         11.2 Landlord shall not be liable for any interruption or failure whatsoever in utility services. Landlord does not represent or warrant the uninterrupted availability of such utilities or building services, and any such interruption shall not be deemed an eviction or disturbance of Tenant's right to possession, or render Landlord liable to Tenant for damages by abatement of rent or otherwise, or relieve Tenant from the obligation to fully and timely perform its obligations and covenants under this Lease.

Article X Indemnity, Public Liability Insurance and Fire and Extended Coverage Insurance.

         12.1 Landlord shall not be liable to Tenant or to Tenant's employees, agents or visitors, or to any other person or entity, whatsoever, for any injury to person or damage to or loss of property on or about the Demised Premises or the property caused by the negligence or misconduct of Tenant, its employees, subtenants, licensees or concessionaires, or of any other person entering the Building under the express or implied invitation of Tenant or arising out of the use of the Demised Premises by Tenant and the conduct of its business therein, or arising out of any breach or default by Tenant in the performance of its obligations hereunder or resulting from any other cause except Landlord's gross negligence, and Tenant agrees to indemnify Landlord and hold Landlord harmless from any loss, expense or claims arising out of such damage or injury.

         12.2 Landlord and Tenant agree and covenant that neither shall be liable to the other for loss arising out of damage to or destruction of the Demised Premises or contents thereof when such loss is caused by any perils included within standard All Risk property insurance, including flood and earthquake policies for buildings similar to the buildings in the Complex, in Montgomery County, Maryland. This agreement shall be binding whether or not such damage or destruction be caused by negligence of either party or their agents, licensees, employees or visitors.

Article XIII. Tenant's Insurance.

         13.1 Tenant agrees, at its sole cost, to carry and keep in full force and effect at all times during the term of this Lease, a comprehensive general liability policy with a single limit of at least Ten Million Dollars ($10,000,000.00), including coverage for bodily injury, property damage, contractual liability for this Lease and personal injury liability. Tenant's comprehensive general liability insurance policy and certificates evidencing such insurance shall name Landlord and its property manager of the Complex as additional insureds and shall also contain a provision by which the insurer agrees that such policy shall not be canceled except after sixty (60) days written notice to Landlord. Any liability insurance carried or to be carried by Tenant hereunder shall be primary over any policy that might be carried by Landlord. If Tenant shall fail to obtain or maintain such insurance, Landlord may obtain, after providing written notice to Tenant with a thirty (30) day opportunity to cure, such insurance on Tenant's behalf and the cost shall be deemed additional rent and shall be payable upon Landlord's demand.

         13.2 Tenant shall obtain All Risk property insurance, including flood and earthquake insurance, insuring against loss to the Demised Premises (including any improvements thereon). Such insurance shall be in the form and amount reasonably satisfactory to Landlord, and Tenant shall, when requested from time to time by Landlord, provide Landlord with evidence of such insurance. Such insurance shall contain waiver of subrogation provisions in favor of Landlord and its agents.

[GRAPHIC OMITTED] 13.3 Tenant agrees to carry and keep in full force and effect at all times during the term of this Lease, at its sole cost, Worker's Compensation and Employer's Liability insurance, with a minimum Employer's Liability limit of $1,000,000 each occurrence.

         13.4 At the request of Landlord, Tenant shall obtain business interruption insurance naming Landlord as loss payee, which insurance shall be in an amount sufficient to pay all rent due hereunder.

Article XIV. Non-Liability for Certain Damages.

         14.1 Landlord and Landlord's agents and employees shall not be liable to Tenant or any other person or entity whomsoever for any injury to person or damage to property caused by the Demised Premises or other portions of the property becoming out of repair or by defect (including latent defects) in or failure of any building equipment, pipes or wiring, or broken glass, or by the backing up of drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing into the Demised Premises, nor shall Landlord be liable to Tenant or any other person or entity whomsoever from any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons or entity whomsoever. Tenant shall indemnify and hold harmless Landlord from any loss, cost, expense or claims arising out of such injury or damage referred to in this Article XIV, Section 14.1.

         14.2 In the event of any violation of this Lease by Landlord, Tenant's exclusive remedy shall be an action for damages (Tenant waiving the benefit of any laws granting it a lien upon the property of Landlord and/or upon rent due the Landlord), but prior to any such action Tenant will give Landlord written notice specifying such violation with particularity, and Landlord shall thereupon have thirty (30) days in which to cure any such violation. Unless and until Landlord fails to so cure any violation after such notice, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its ownership of the property and not thereafter.

          The term "Landlord" shall mean only the owner, for the time being, of the property and in the event of the transfer by such owner of its interest in the property such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the Lease term upon each new owner for the duration of such owner's ownership.

          Notwithstanding any other provision hereof, Landlord shall not have any personal liability hereunder. In the [GRAPHIC OMITTED]event of any breach or default by Landlord in any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then owned by Landlord in the land and improvements which constitute the property; however, in no event shall any deficiency judgment or any money judgment of any kind be sought or obtained against Landlord or affiliated companies.

Article XV. Damage by Casualty.

         15.1 Tenant shall give immediate written notice to Landlord of any damage caused to the Demised Premises by fire or other casualty.

         15.2 If a Building shall be destroyed or damaged in excess of $100,000 by a casualty, then Landlord may elect either to terminate this Lease as hereinafter provided with respect to so much of the Demised Premises as may be located in said Building, or to proceed to rebuild and repair the Demised Premises. Should Landlord elect to terminate this Lease, it shall give written notice of such election to Tenant within ninety (90) days after the occurrence of such casualty. If Landlord should not elect to terminate this Lease, Landlord shall proceed with reasonable diligence to rebuild and repair the Demised Premises (and the cost of such repairs in excess of insurance proceeds shall be included in Operating Expenses).

         15.3 Landlord's obligation to rebuild and repair under this Article XV shall in any event be limited to restoration to substantially the condition in which the Demised Premises existed prior to the casualty, and shall be further limited to the extent of the insurance proceeds available to Landlord for such restoration, and Tenant agrees that promptly after the completion of such work by Landlord, it will proceed with reasonable diligence and at its sole cost and expense to rebuild, repair and restore its signs, fixtures, equipment and furnishings.

         15.4 During the period from the occurrence of the casualty until Landlord's repairs are substantially completed, there shall be no reduction in the Annual Base Rent.

         15.5 All damage or injury to the Demised Premises or the Building caused by the act or omission of Tenant, its employees, agents, invitees, licensees or contractors, shall be promptly repaired by Tenant at Tenant's sole cost and expense, to the satisfaction of Landlord except to the extent covered by insurance [GRAPHIC OMITTED]carried by Landlord; provided, however, Tenant shall pay any deductible under Landlord's policy required to be paid thereunder.

Article XVI. Eminent Domain.

         16.1 If the entire Demised Premises or the Complex should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain or by private purchase in lieu thereof, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective on the date physical possession is taken by the condemning authority. If less than the entire Demised Premises or Complex should be taken as aforesaid, this Lease shall continue in full force and effect and there shall be no abatement in Annual Base Rent.

         16.2 All compensation awarded for any taking (or the proceeds of private sales in lieu thereof) of the Demised Premises or the property shall be the property of Landlord, and Tenant assigns its interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for loss of business or the taking of Tenant's fixtures and other property if a separate award for such items is made to Tenant.

Article XVII. Assignment and Subletting.

         17.1 Tenant shall not assign or transfer all or any portion of its interest in this Lease or in the Demised Premises, or sublet all or any portion of the Demised Premises, without the prior written consent of Landlord, which consent may be withheld at the sole and absolute discretion of the Landlord. Any assignment or sublease without the Landlord's prior written consent shall be voidable and, at Landlord's election, shall constitute a default of Tenant hereunder. Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord's rights with respect to any subsequent assignment or subletting. The term "sublet" shall be deemed to include the granting of licenses, concession, and any other rights of occupancy of any portion of the Demised Premises. Notwithstanding the foregoing, Landlord's consent shall not be required in the case of an assignment to a person or entity which controls, is controlled by, or is under common control with, Tenant, provided that Tenant remains primarily liable under this Lease.

         17.2 In the event of the transfer and assignment by Landlord of its interest in this Lease or in the property to a person expressly assuming Landlord's obligations under this Lease, [GRAPHIC OMITTED]Landlord shall thereby be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations. Any such security given by Tenant to secure performance of Tenant's obligations hereunder may be assigned and transferred to such successor in interest, and Landlord shall thereby be discharged of any further obligations relating thereto.

          17.3 Tenant shall not mortgage, pledge or otherwise encumber its interest in this Lease or in the Demised Premises.

         17.4 In no case may Tenant assign any options granted to Tenant hereunder, all such options being deemed personal to Tenant and exercisable by Tenant only.

         17.5 Any request by Tenant for approval to sell or sublet the Demised Premises or to transfer or assign Tenant's interest in this Lease, shall be accompanied by a processing charge in the amount of Five Hundred Dollars ($500.00) payable to Landlord.

         17.6 In the event Landlord approves Tenant subletting this Lease and the subtenant or assignee is paying to Tenant an amount in excess of that paid by Tenant to Landlord under this Lease (which such amount shall be deemed the aggregate sum of all payments by subtenants to Tenant), then fifty percent (50%) of any such excess amounts shall be deemed rent under this Agreement and shall be immediately paid by Tenant to Landlord. If any court of law should find this provision invalid, then, in such event, Tenant shall be prohibited from subletting or assigning this Lease for an amount in excess of the amounts paid by Tenant to Landlord pursuant to the terms of this Lease.

Article XVIII.   Default by Tenant and Remedies.

          18.1 The following events shall be deemed to be events of default by Tenant under this Lease:

                  (a) Tenant shall fail to pay any installment of rental or any other expense required to be paid by Tenant hereunder when due, and such failure continues for ten (10) days after Tenant receives written notice thereof from Landlord.

                  (b) Tenant shall fail to comply with any term, provision or covenant in this Lease, other than the payment of rental or expenses demanded by Landlord and shall not cure such failure within thirty (30) days after receiving written notice thereof from Landlord; provided, however, that if such failure cannot reasonably be cured within the thirty (30) day period, Tenant shall not be deemed to be in default if Tenant shall commence such cure within the thirty
(30) day period and thereafter diligently prosecute the same to completion.

                  (c) Tenant or any guarantor of Tenant's obligations under this Lease shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

                  (d) Tenant or any guarantor of Tenant's obligation under this Lease shall file a petition under any section or chapter of the U.S. Bankruptcy Code, as amended, or under any similar law or statute of the United States or any State thereof; or Tenant or any guarantor of Tenant's obligations [GRAPHIC OMITTED]under this Lease shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or any guarantor of Tenant's obligations under this Lease.

                  (e) A receiver or Trustee shall be appointed for all or substantially all of the assets of the Tenant or any guarantor of Tenant's obligations under this Lease.

                  (f) Tenant shall do or permit to be done anything which creates a lien upon the Demised Premises.

         18.2 Upon the occurrence of any such events of default, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

                  (a) Terminate this Lease in which event Tenant shall immediately surrender the Demised Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which he may have for possession or arrearages in rental, enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying said premises or any part thereof, by force if necessary, without being liable for prosecution or any other claim of damages.

                  (b) Enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying said premises or any part, by force if necessary, without being liable for prosecution or any claim for damages with or without having terminated the Lease.

                  (c) Enter upon the Demised Premises by force, if necessary, without being liable for prosecution or any claim for damages, and do whatever Tenant is obligated to do under the terms of this Lease, and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action.

                  (d) Alter all locks and other security devices at the Demised Premises without terminating this Lease and without notice to Tenant.

         18.3 In the event Landlord elects to terminate the Lease by reason of an event of default, then notwithstanding such [GRAPHIC OMITTED]termination, Tenant shall be liable for, and shall pay to Landlord, at the address specified for notice to Landlord, the sum of all rental and other indebtedness accrued to date of such termination plus, as damage, an amount equal to the present value (using a discount rate of five percent (5%)) of the difference between (i) the total Annual Base Rent, as reasonably estimated by Landlord, for the remaining portion of the Lease term (had such term not been terminated by Landlord prior to the date of expiration stated in Article I); and (ii) the fair rental value of the Demised Premises for such period.

         18.4 In the event that Landlord elects to repossess the Demised Premises without terminating the Lease, then Tenant shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord, all rental and other indebtedness accrued to the date of such repossession, plus, as damage, an amount equal to the total Annual Base Rent, as reasonably estimated by Landlord, for the remainder of the Lease term until the date of expiration of the term as stated in Article I diminished by any net sums thereafter received by Landlord through reletting the Demised Premises during said period (after deducting expenses incurred by Landlord as provided in Article XVIII, Section
18.5 hereof). In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. Actions to collect amounts due from Tenant to Landlord may be brought from time to time on one or more occasions, without the necessity of Landlord's waiting until expiration of the Lease term.

         18.5 In case of any event of default or breach by Tenant, Tenant shall also be liable for and shall pay to Landlord, at the address specified for notice herein, in addition to any sum provided to be paid above, brokers fees incurred by Landlord in connection with reletting the whole or part of the Demised Premises; the costs of removing and storing Tenant's or other occupant's property; the cost of repairing, altering, remodeling or otherwise putting the Demised Premises into condition acceptable to a new Tenant or Tenants, and all reasonable expenses incurred by Landlord in enforcing or defending Landlord's rights and/or remedies, including reasonable attorneys' fees.

         18.6 In the event of termination or repossession of the Demised Premises for an event of default, Landlord shall not have any obligation to relet or attempt to relet the Demised Premises, or any portion thereof, or to collect rental after reletting; Landlord may relet the whole or any portion of the Demised Premises for any period, to any tenant, and for any use and purpose.

         18.7 If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted, Landlord, without being under any obligations to do so and without waiving such default, may make such payment and/or remedy such other default for the account of Tenant (and enter the Demised Premises [GRAPHIC OMITTED]for such purpose), and thereupon Tenant shall be obligated to, and agrees to, pay Landlord, as additional rent, upon demand, all costs, expenses and disbursements (including reasonable attorneys' fees) incurred by the Landlord in taking such remedial action.

         18.8 In the event that Landlord shall have taken possession of the Demised Premises pursuant to the authority herein granted, then Landlord shall have the right to keep in place and use all of the furniture, fixtures, and equipment at the Demised Premises, including that which is owned by or Leased to Tenant, at all times prior to any foreclosure thereon by Landlord or repossession thereof by any Landlord thereof or third party having a lien thereon. Landlord shall also have the right to remove from the Demised Premises (without the necessity of obtaining a distress warrant, writ of sequestration or other legal process) all or any portion of such furniture, fixtures, equipment and other property located thereon and place same in storage at any premises within the County in which the Demised Premises is located; and in such event, Tenant shall be liable to Landlord for costs incurred by Landlord in connection with such removal and storage and shall indemnify and hold harmless Landlord from all loss, damage, cost, expense and liability in connection with such removal and storage. Landlord shall also have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person ("Claimant") claiming to be entitled to possession thereof who presents to Landlord a copy of any instrument represented to Landlord by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity of said instrument's copy of Tenant's or Tenant's predecessor's signature thereon and without the necessity of Landlord's making any nature of investigation or inquiry as to the validity of the factual or legal basis upon which Claimant purports to act; and Tenant agrees to indemnify and hold Landlord harmless from all costs, expense, loss, damage, and liability incident to Landlord's relinquishment of possession of all or any portion of such furniture, fixtures, equipment or other property by Claimant. The rights of Landlord herein stated shall be in addition to any and all other rights which Landlord has or may hereafter have at law or in equity; and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

Article XIX. Holding Over.

         19.1 In the event Tenant remains in possession of the Demised Premises after the expiration of this Lease and without the execution of a new Lease, it shall be deemed to be occupying said Demised Premises as a Tenant from month to month at a rental equal to the rental herein provided, plus fifty percent (50%) of such amount and otherwise subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month to month tenancy.

Article XX. Subordination and Attornment

         20.1 Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter created upon the property and to any renewals and extensions thereof. Landlord is irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien hereafter placed upon the property and Tenant agrees upon demand to execute such further instrument subordinating this Lease as Landlord may request, and if Tenant shall fail at any time to execute, seal and deliver any such instrument to Landlord, in addition to any other remedies available to it in consequence thereof, Landlord may execute, seal and deliver the same as the attorney in fact of Tenant in Tenant's name, place and stead, and Tenant irrevocably makes, constitutes and appoints Landlord, its successors and assigns, as such attorney in fact for that purpose.

         20.2 At the option of any transferee of the Landlord's interest in the property pursuant to a foreclosure or similar proceeding under any mortgage, deed of trust or other lien upon the property, whether now existing or hereafter created, Tenant shall attorn to and be bound to any such transferee under the [GRAPHIC OMITTED]terms, covenants and conditions of this Lease for the balance of the term hereof remaining and any extensions or renewals hereof which may be affected in accordance with any option therefore in this Lease, with the same force and effect as if the transferee was the Landlord, and Tenant does hereby agree to attorn to such transferee, at the transferee's option, the attornment to be effective and self operative without the execution of any further instruments on the part of Tenant, immediately upon the transferee succeeding to the interest of the Landlord, provided said transferee provides written notice to the Tenant of its election to accept such attornment within sixty (60) days of the subject transfer.

         In the event any such transferee does elect to accept such attornment, the Tenant hereby agrees that said transferee shall not be (a) liable for any act or admission of Landlord under the Lease prior to the subject transfer or
(b) subject to any offsets or defenses which Tenant might have against Landlord arising from events or circumstances existing prior to the subject transfer, or
(c) bound by any rent or additional rent which Tenant might have paid in advance for more than the month of the subject transfer, or, (d) bound by any amendment or modification of this Lease made without the foreclosing party's prior written consent.

Article XXI.  Estoppel Certificates.

         21.1 Tenant agrees to furnish from time to time, when requested by Landlord, the holder of any deed of trust or mortgage or the Landlord under any ground Lease covering all or any part of the property or any interest of Landlord therein, an estoppel certificate signed by Tenant confirming and containing such factual certifications and representations deemed appropriate by Landlord. The holder of any such deed of trust or mortgage or the Landlord under any such ground Lease and Tenant shall, within ten (10) days following receipt of said proposed estoppel certificate from Landlord, return a fully-executed copy of said certificate to Landlord. In the event Tenant fails to return a fully-executed copy of such certificate to Landlord within the foregoing ten-day period, then Tenant shall be deemed to have approved and confirmed all of the terms, certifications and representations contained in such certificate.

Article XXII. Notices.

         22.1 Wherever any notice is required or permitted hereunder, such notice shall be in writing. Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered, whether actually received or not when deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the parties hereto at the respective addresses set out in Article I, Section 1.1b & 1.1d above or such other address as they may have hereafter specified by written notice.

Article XXIII.   Brokers.

[GRAPHIC OMITTED] 23.1 Landlord and Tenant represent and warrant to each other that it has not employed a broker in carrying on the negotiations relating to this Lease. Tenant further warrants and covenants that is has not relied and will not rely upon any oral representation about the property, other tenants' occupancy, uses or related matters made by any real estate agent, real estate broker, agent or employee of Landlord, or any other party. Tenant shall indemnify and hold Landlord harmless, from and against any cost, liability or expense (including attorney's fees and disbursements) incurred as a result of the assertion(s) or claim(s) by any person, firm or entity for brokerage or other commissions or finder's fees based upon the claiming person's alleged dealings with Tenant or any of its employees, agents or representatives.

Article XXIV.   Approval and Changes Required by Lender.

         24.1 Any mortgagee of the property, or of Landlord's interest therein, may have the right to approve this Lease, and in the event such approval is not granted, Landlord shall have the right to terminate this Lease as hereinafter set forth. In the event that any mortgagee of the property, or of Landlord's interest therein, requires, as a condition of such financing, modifications to this Lease which (i) do not materially and adversely affect Tenant's use of the Demised Premises as herein permitted; and (ii) do not increase the rent or other sums required to be paid by Tenant hereunder; then Landlord may submit to Tenant a written amendment of this Lease incorporating such required changes. Tenant shall execute such amendment within ten (10) days after the same has been submitted to Tenant. If Tenant fails to so execute and deliver such amendment, then Landlord shall thereafter have the right, at its sole option, to (a) execute such amendment on Tenant's behalf, Tenant appointing Landlord its irrevocable attorney-in-fact, said power being coupled with an interest to execute such amendment; or (b) to cancel this Lease. Such cancellation option shall be exercisable by Landlord's giving Tenant written notice of such termination; immediately whereupon this Lease shall be canceled and terminated and, upon relinquishment of possession of the Demised Premises by Tenant in the condition required pursuant to the terms hereof, both Landlord and Tenant shall thereupon be relieved from any and all further liability or obligation hereunder.

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Article XXV. Parking.

         25.1 During the Term of this Lease, Tenant and its employees and guests shall have use of all parking areas in the Complex, without charge, for parking purposes only, on an unreserved, non-exclusive basis in common with others entitled to use of said parking areas. Landlord shall have general possession, management and control of the parking areas, and may from time to time adopt reasonable rules and regulations pertaining to the use thereof. Landlord reserves the right to designate reserved parking in the parking areas. [GRAPHIC OMITTED] Article XXVI. Waiver of Trial by Jury and Right to Redeem.

         26.1 Landlord and Tenant each agree to and they waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of said premises and/or any claim of injury or damage, and statutory remedy. Tenant also hereby agrees that the provisions of Section 8-401(e) of the Maryland Real Property Code shall not apply to this Lease and Tenant hereby waives its rights thereunder.

Article XXVII.  Furnishing of Financial Statements.

         27.1 Within ten (10) days of the execution of this Lease, Tenant shall furnish Landlord financial statements outlining Tenant's current financial condition if applicable, as of the last annual audit or the last regularly prepared report including tax returns. Over the term of this Lease and any extensions, within ten (10) days of Landlord's written request, Tenant shall furnish financial statements outlining Tenant's current financial condition. The foregoing requirements shall not apply during any period of time in which Tenant's stock is listed on a national stock exchange.

Article XXVIII.   Occupational and Environmental Compliance.

         28.1 Tenant shall not in any manner use, maintain or allow the use or maintenance of the property in violation of any law, ordinance, statute, regulation, rule or order (collectively "Laws") of any governmental authority, including but not limited to Laws governing zoning, health, safety (including fire safety), occupational hazards, and pollution and environmental control. Tenant shall not use, maintain or allow the use or maintenance of the property or any part thereof to treat, store, dispose of, transfer, release, convey or recover hazardous materials nor shall Tenant otherwise, in any manner, possess or allow the possession of any hazardous, materials on or about the property; provided, however, any hazardous material lawfully permitted and generally recognized as necessary and appropriate for general office use may be stored and used in the Demised Premises, so long as (i) such storage and use is in the ordinary course of Tenant's business permitted under this Lease; (ii) such storage and use is performed in compliance with all applicable laws and regulations and in compliance with the highest standards prevailing in the industry for the storage and use of such materials; and (iii) Tenant delivers prior written notice to Landlord of the identity of and information regarding such materials as Landlord may require. Tenant shall immediately notify Landlord of the presence or suspected presence of any hazardous material on or about the property and shall deliver to Landlord any notice received by Tenant relating thereto.

         Landlord and its agents shall have the right, but not the duty, to inspect the Demised Premises and conduct tests thereon at any time to determine whether or the extent to which there is hazardous materials on the Demised Premises. Landlord shall have [GRAPHIC OMITTED]the right to immediately enter upon the Demised Premises to remedy any contamination found thereon. In exercising its rights herein, Landlord shall use reasonable efforts to minimize interference with Tenant's business but such entry shall not constitute an eviction of Tenant, in whole or in part, and Landlord shall not be liable for any interference, loss, or damage to Tenant's property or business caused thereby. If any lender or governmental agency shall ever require testing to ascertain whether there has been a release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional rent if such requirement arose in whole or in part because of Tenant's use of the Demised Premises. Tenant shall execute affidavits, representations and the like from time to time, at Landlord's request, concerning Tenant's best knowledge and belief regarding the presence of any hazardous materials on the property or Tenant's intent to store or use hazardous materials on the property. Tenant shall indemnify and hold harmless Landlord from any and all claims, loss, liability, costs, expenses or damage, including attorneys' fees and costs of remediation and compliance, incurred by Landlord in connection with any breach by Tenant of its obligations under this section. The covenants and obligations of Tenant hereunder shall survive the expiration or earlier termination of this Lease.

         28.2 For the purposes of this Article XXVIII, the term "hazardous materials" shall mean (i) any and all hazardous waste, toxic chemicals, materials or substances occurring in the air, water, soil or ground water at the property by reason of which the Tenant or Landlord would be subject to an injunction action and/or any damages, penalties, clean up costs or other liability under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act 42 U.S.C. ss. 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss. 9601 (20D), the Resource Conservation and Recovery Act (the Solid Waste Disposal Act), 42 U.S.C. ss. 9601 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. ss. 1251 et seq., the Clean Air Act of 1966, 42 U.S.C. ss. 7401 et seq., and the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq.; (ii) any "oil, petroleum products and their by-products" as defined by the Maryland Environmental Code Annotated ss. 4-411(a)(3); as amended from time to time and regulations promulgated thereunder; (iii) any "hazardous substance" as defined by the Maryland Environmental Code Annotated, Title 7, Subtitle 2, as amended from time to time and regulations promulgated thereunder; and (iv) any substance the presence of which is prohibited or controlled by any other federal, state or local laws, regulations, statutes, or ordinances now in a force or hereafter enacted relating to waste disposal or environmental protection with respect to hazardous, toxic or other substances generated, produced, leaked, released, spilled, stored or disposed of at or from the property. Hazardous material shall also include any other substance which by law requires special handling in its collection, storage, treatment or disposal, but not including small quantities of materials present on the property in retail containers, which [GRAPHIC OMITTED]would not be prohibited, regulated or controlled under applicable environmental laws.

Article XXIX  Miscellaneous.

         29.1 Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or a joint venture between parties hereof, it being understood and agreed that neither the method of computation of rental, nor any other provisions contained herein, nor the acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. Whenever herein the singular number is used, the same shall include the plural, and words of gender shall include each other gender.

          29.2 The captions used herein are for convenience only and do not limit or amplify the provisions hereof.

         29.3 One or more waivers of any covenant, term or condition of this Lease by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by Landlord to or of any act by the Tenant shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

         29.4 Whenever a period of time is herein prescribed for action to be taken by the Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, government laws, regulations or restrictions or any other cause of any kind whatsoever which is beyond the reasonable control of Landlord. At any time when there is outstanding a mortgage, deed of trust or similar security instrument covering Landlord's interest in the Demised Premises, Tenant may not exercise any remedies for default by Landlord hereunder unless and until the holder of the indebtedness secured by such mortgage, deed of trust or similar instrument shall have received written notice of such default and a reasonable time for such default shall thereafter have elapsed.

         29.5 This Lease contains the entire agreement between the parties, and no agreement shall be effective to change, modify or terminate this Lease in whole or in part unless such agreement is in writing and duly signed by the party against whom enforcement of such change, modification or termination is sought.

          29.6 The laws of the State of Maryland, without reference to its conflicts of laws principles, shall govern the interpretation, validity, performance and enforcement of this Lease. If any provision of this Lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby. [GRAPHIC OMITTED]

         29.7 The terms, provisions and covenants contained in this Lease shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors in interest and legal representatives except as otherwise herein expressly provided.

         29.8 Tenant shall not record this Lease or any memorandum or other document referring to this Lease without the express written permission of Landlord. Landlord, however, may record this Lease or any related document without the consent or jointer of Tenant.

         29.9 Tenant shall pay before delinquency all costs for work done or caused to be done by Tenant in the Demised Premises which could result in any lien or encumbrance in respect of such work and shall indemnify, defend and hold harmless Landlord against any claim, loss, cost, demand and legal or other expenses, whether in respect of any lien or otherwise, arising out of the supply of material, services or labor for such work. Tenant shall immediately notify Landlord of any such lien, claim of lien or other action of which it has or reasonably should have knowledge and which affect the title to the Complex or any part thereof, and shall cause the same to be removed within fifteen (15) days (or such additional time as Landlord may consent to in writing) after its filing, creation or assertion, whichever shall first occur, failing which Landlord may declare Tenant in default hereunder and take such action as Landlord deems necessary to remove the same and the entire cost thereof shall be immediately due and payable by Tenant to Landlord as additional rent hereunder.

         29.10 The submission of this Lease for examination does not constitute a reservation of or an option for the Demised Premises nor does it constitute an offer to lease the Demised Premises until signed by Landlord and this Lease becomes effective as a Lease only upon execution and delivery thereof by both Landlord and Tenant.

         29.11    Time shall be of the essence for this Lease.

         29.12 If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

[GRAPHIC OMITTED] 29.13 It is agreed that, for the purpose of any suit brought or based on this Lease, this Lease shall be construed to be a divisible contract, to the end that successive actions may be maintained thereon as successive periodic sums shall mature or be due hereunder, and it is further agreed that failure to include in any suit or action any sum or sums then matured or due shall not be a bar to the maintenance of any suit or action for the recovery of said sum or sums so omitted; and Tenant agrees that it will not, in any suit or suits brought or arising under this Lease for a matured sum for which judgment has not previously been obtained or entered, plead, rely on or interpose the defenses of res judicata, former recovery, extinguishment, merger, election or remedies or other similar defense as a defense to said suit or suits.


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




Article XXX. Attachments.

         The Following Attachments are attached hereto and made a part hereof:


                  Exhibit A -       Plan of the Complex
                  Exhibit  B -      Demising Plan
                  Exhibit  C -      Rules and Regulations


Article XXXI.  Commercially Reasonable Terms and Conditions.

         32.1 The terms and provisions of this Agreement are intended to reflect commercially reasonable terms and conditions (including, but not limited to, pricing) that are at least as favorable and as competitive to Tenant as the terms and conditions Landlord would grant or require of third parties for substantially similar goods and services.


         IN WITNESS HEREOF, the parties hereunto signed their names, as their free act and deed on the day and year first above written, and do hereby acknowledge and accept this Lease agreement.


ATTEST:                   Landlord:   MANOR CARE, INC.


____________________      By:  /s/ James H. Rempe
                                   James H. Rempe

                          Title: Senior Vice President & Secretary


ATTEST:                   Tenant:     CHOICE HOTELS HOLDINGS, INC.
                                      (to be renamed Choice Hotels
                                      International, Inc.)


____________________      By: /s/ James A. MacCutcheon
                                  James A. MacCutcheon

                          Title: Executive Vice President,
                                 Chief Financial Officer & Treasurer





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



                                    EXHIBIT C
                              RULES AND REGULATIONS


         1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls or other parts of the Building not occupied by any Tenant shall not be obstructed or encumbered by any Tenant or used for any purpose other than ingress and egress to and from the Demised Premises. Landlord shall have the right to control and operate the public portions of the Building, and the facilities furnished for the common use of the Tenants, in such manner as Landlord deems best for the benefit of the Tenants generally. No Tenant shall permit the visit to the Demised Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment by other Tenants of the entrances, corridors, elevators and other public portions or facilities of the Building.

         2. No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of the Landlord. No drapes, blinds, shades, or screens shall be attached to or hung in, or used in connection with any window or door of the Demised Premises, without the prior written consent of the Landlord. Such awnings, projections, curtains, blinds, shades, screens, or other fixtures must be of a quality, type, design, and color, and attached in the manner approved by Landlord. Landlord agrees that it will not unreasonably withhold its consent to any such request by Tenant.

         3. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted, or affixed by any Tenant on any part of the outside or inside of the Demised Premises or building without the prior written consent of the Landlord. In the event of the violation of the foregoing by any Tenant, Landlord may remove same without any liability, and may charge expense incurred by such removal to the Tenant or Tenants violating this rule. Interior signs on doors and directory tablet shall be inscribed, painted or affixed for each Tenant by the Landlord at the expense of such Tenant, and shall be of a size, color and style acceptable to the Landlord.

         4. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules, without the prior written consent of the Landlord.

         5. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

         6. There shall be no unnecessary marking, painting, drilling into or in any way defacing any part of the Demised Premises or the Building. No boring, cutting or stringing of [GRAPHIC OMITTED]wires shall be permitted. Tenant shall not construct, maintain, use or operate within the Demised Premises or elsewhere within or on the outside of the Building, any electric device, wiring or apparatus in connection with a loud speaker system or other sound system.

         7. No bicycles, vehicles or animals, birds or pets of any kind shall be brought into or kept in or about the Demised Premises except seeing eye dogs. No Tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the Demised Premises, except as may be permitted in accordance with the Use and Occupancy permit.

          8. No space in the Building shall be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods or property of any kind at auction.

         9. No Tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No Tenant shall throw anything out of the doors or windows or down the corridors or stairs.

         10. No inflammable, combustible or explosive fluid, chemical or substance as defined by the Environmental Protection Agency shall be brought or kept upon the Demised Premises.

         11. No additional locks or bolts of any kind shall be placed upon any of the doors, or windows by any Tenant, nor shall any changes be made in existing locks or the mechanism thereof, except as may be required by Tenant as a financial institution. The doors leading to the corridors or main halls shall be kept closed during business hours except as they may be used for ingress or egress. Each Tenant shall, upon the termination of his tenancy, restore to Landlord all keys of stores, offices, storage, and toilet rooms either furnished to, or otherwise procured by, such Tenant, and in the event of the loss of any keys, so furnished, such Tenant shall pay to the Landlord the cost thereof.

         12. All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place during the hours which the Landlord or its Agent may determine from time-to-time. The Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

          13. Any person employed by any Tenant to do janitor work within the Demised Premises must obtain Landlord's consent and such person shall, while in the Building and outside of said Demised Premises, comply with all instructions issued by the Superintendent of the Building. No Tenant shall engage or pay any employees on the Demised Premises, except those actually working for such Tenant on said premises. [GRAPHIC OMITTED]

         14. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord's reasonable opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

          15. The premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

          16. Each Tenant, before closing and leaving the Demised Premises at any time, shall see that all windows are closed.

          17. The requirements of Tenants will be attended to only upon application of the office of the Building. Employees shall not perform any work or do anything outside of the regular duties, unless under special instruction from the management of the Building.

          18. Access plates to under floor conduits shall be left exposed. Where carpet is installed, carpet shall be cut around access plates.

          19. Mats, trash and other objects shall not be placed in the public corridors.

          20. The Landlord does not maintain suite finishes which are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc. However, should the need for repairs arise, the Landlord will arrange for the work to be done at the Tenant's expense.

          21. Violation of these rules and regulations, or any amendments thereto, shall be sufficient cause for termination of this Lease at the option of the Landlord.

          22. Smoking in the Demised Premises or anywhere else in the Building is prohibited.




                                        3